Exhibit 10.11

Convenience English translation of the HAPP (as defined below) adopted by the Board of Directors of D-MARKET Elektronik Hizmetler ve Ticaret A.Ş. on March 24, 2021.

General

Board of Directors adopted a cash and share based employee incentive plan (Turkish: Nakit ve Hisse Bazlı Çalışan Teşvik Planı) (“HAPP”) for key executives and employees who contribute to our performance. The purpose of the HAPP is to motivate and reward the existing and future key executives, directors, managers, employees, and consultants as determined by our Board of Directors, to attract and maintain talent, and to promote the success of the business.

HAPP will take effect upon the company’s listing its ordinary shares in connection with its initial public offering, with such shares representing at least 20.0% of our capital stock by December 31, 2021.

HAPP includes a triple plan consisting of (i) cash, (ii) restricted stock units and (iii) performance stock units or a combination of these. In accordance with the HAPP, key executives and employees as determined by our board of directors, may be awarded (i) a cash based award, (ii) restricted stock units or (iii) performance stock units, as individual awards or in combination, to motivate and reward employees, attract and retain talent, and promote the success of the business.

(i)                                     Cash Based Award: Key executives and employees who are in the scope of the HAPP and contributed to the works relating to the execution of this initial public offering of our ADSs may be entitled to cash award at the end of the 3rd month following the date of this initial public offering.

(ii)                                  Restricted Stock Units (“RSUs”): Key executives and employees who are in the scope of the HAPP may be entitled to RSUs to encourage them to work in the Company for the periods specified below after the initial public offering.

(iii)                               Performance Stock Units (“PSUs”): Key executives and employees who are in the scope of the HAPP may be entitled to PSUs depending on their performance in the relevant period.

Plan administrator

Our HAPP is administered by the board of directors.

Eligibility

We may grant awards to key executives and employees (including our subsidiaries’), consisting of c-level executives, directors, managers, officers, employees, consultants and board members of our Company to be determined by the board of directors.

Reserved Pool

The board of directors has reserved up to a maximum amount of:

(i)                                     Cash pool: USD 30 million for the cash award consisting of the “Cash Based Award” described above,

(ii)                                  Share pool: 6,500,000 of our Class B ordinary shares, constituting the total of RSUs and PSUs described above, to be used within the scope of the HAPP.

The maximum amounts specified above are subject to change based on the market capitalization of the Company on the date of the initial public offering.

Vesting schedule

RSUs and PSUs will generally vest in the three-year-period as specified below, following the end of 18 months after the date of the initial public offering:

•                  First Period:  In the eighteenth (18th) month following the date of the initial public offering, up to 3,250,000 Class B ordinary shares may be issued;

•                  Second Period:  In the twelfth (12th) month following the end of the First Period, up to 1,750,000 Class B ordinary shares may be issued;

•                  Third Period:  In the twelfth (12th) month following the end of the Second Period, up to 1,500,000 Class B ordinary shares may be issued.

If fewer shares are issued for a specific period as a result of changes in the number of the HAPP participants, duration of employment of such HAPP participants and the actual performance recorded for a given period, the remaining shares allocated for a specific period can be used in the following period(s).

Terms of Awards

General

Any payment under the HAPP (i.e. all of the cash based award, RSUs and the PSUs) is contingent upon the IPO Condition and on the employee’s continuing employment with the Company on the date of payment.

Cash Based Awards

No other specific terms of awards are specified for cash based awards.

RSUs

The RSU award is conditioned on the employee actually working for the Company on the date of payment specified above. At the discretion of the plan administrator, eligible employees whose employment will cease, other than those terminated for cause, may continue to receive RSUs until the date of the termination of employment.

PSUs

The PSU award is conditioned on the employee actually working for the Company on the date of payment specified above and that he or she performs the KPIs as determined by the board of directors in these periods.

Transfer Restrictions

All rights relating to vesting and cash awards are non-transferable and will not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge except in certain situations.

Amendment, Suspension and Termination

The board of directors has unilateral authority to change, suspend and terminate the HAPP conditions. The HAPP shall automatically expire on the tenth anniversary of the date of the initial public offering. Board of directors and shareholders may terminate the plan at any time, in whole or in part.

Prior Agreements

With the establishment of the HAPP, all of prior signed agreements with certain executives including an exit bonus for the sale of the Company have been terminated.